Exhibit 4.5
THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.
ZONARE MEDICAL SYSTEMS, INC.
WARRANT TO PURCHASE SHARES
                     ___, 200___
Void after
                     ___, 20___
     This Warrant is issued to                      by ZONARE Medical Systems, Inc., a Delaware corporation, (the “Company”), pursuant to the terms of that certain Series E Preferred Stock Purchase Agreement dated June 30, 2004 (as amended, modified or supplemented, the “Series E Preferred Stock Purchase Agreement”) in connection with the Company’s issuance to the initial holder of this Warrant of shares of the Company’s Series E Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock”).
     1. Purchase of Shares. Subject to the terms and conditions hereinafter set forth and set forth in the Series E Preferred Stock Purchase Agreement, the holder of this Warrant is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the holder hereof in writing), to purchase from the Company up to                      shares of Series E Preferred Stock (the “Shares”). The number of Shares for which this Warrant is exercisable is subject to adjustment pursuant to Sections 7 and 8 hereof.
     2. Definitions.
          2.1 Exercise Price. The exercise price for each Share shall be $0.92565. Such price shall be subject to adjustment pursuant to Section 7 hereof (such price, as adjusted from time to time, is herein referred to as the “Exercise Price”).
          2.2 Exercise Period. This Warrant shall be exercisable, in whole or in part, during the term commencing on the date hereof and ending on                      ___, 200_, unless earlier terminated in accordance with Section 7.
          2.3 Change in Control. The term “Change in Control” means (a) the acquisition of the Company by another entity by means of any transaction (including, without limitation, any reorganization, merger or consolidation), (b) a sale of all or substantially all of the material assets of the Company (including, for purposes of this Section 2, intellectual property rights which, in the aggregate, constitute substantially all of the corporation’s material assets), or (c) the acquisition by the Company of any other entity by means of any transaction (including, without limitation, any reorganization, merger or consolidation). Change in Control does not, however, include (i) any transaction in which the stockholders of the Company prior to the transaction hold more than 50% of the voting securities of the surviving or acquiring entity immediately after the transaction or (ii) the sale of the Company’s equity securities in a preferred stock financing.
     3. Method of Exercise. At any time and from time to time during the Exercise Period, the holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:
               (a) the surrender of the Warrant, together with a notice of exercise to the Secretary of the Company at its principal offices; and
               (b) the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.
     4. Net Exercise. In lieu of cash payment upon exercise of this Warrant, the holder of this Warrant may elect to receive Shares equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to the holder hereof a number of Shares computed using the following formula:

X =	Y (A - B)
A

Where

X	=	The number of Shares to be issued to the holder of this Warrant.

Y	=	The number of Shares purchasable under this Warrant.

A	=	The fair market value of one Share.

B	=	The Exercise Price (as adjusted to the date of such calculations).
     For purposes of this Section 4, the fair market value of a Share shall be calculated as follows:
                    (i) If traded on a securities exchange or the Nasdaq National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange or quotation system over a thirty-day (30-day) period ending three (3) days prior to the applicable determination date;
                    (ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day (30 day) period ending three (3) days prior to the applicable determination date; and

                    (iii) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.
     5. Certificates for Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Shares so purchased (bearing such legends as are required by the subscription agreement, the Series E Preferred Stock Purchase Agreement, this Warrant, and applicable state and federal securities laws in the opinion of counsel to the Company) shall be issued as soon as practicable thereafter, and in any event within thirty (30) days of the delivery of a subscription notice.
     6. Issuance of Shares. The Company covenants that the Shares, when issued pursuant to the due exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof.
     7. Adjustment of Exercise Price and Number of Shares. The number of and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:
               (a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time prior to the expiration of this Warrant subdivide its capital stock, by split-up or otherwise, or combine its capital stock, or issue additional shares of its capital stock as a dividend, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the purchase price payable per share, but the aggregate purchase price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.
               (b) Reclassification, Reorganization, Merger and Consolidation. In case of any reclassification, capital reorganization, change in the capital stock of the Company, merger that is not a Change in Control or a Change in Control (other than as a result of a subdivision, combination, or stock dividend provided for in Section 7(a) above), then, as a condition of such event, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the holder of this Warrant, so that the holder of this Warrant shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization, merger or change by a holder of the same number of Shares as were purchasable by the holder of this Warrant immediately prior to such reclassification, reorganization, or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the holder of this Warrant so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per share payable hereunder, provided the aggregate purchase price shall remain the same. Notwithstanding anything to the contrary contained in the foregoing, if (x) the purchaser of the Company in a Change in Control specifies that, as a condition to closing of the Change in Control, all outstanding warrants to purchase capital stock of the Company must be terminated and (y) the holders in interest of at least 66 2/3% of the shares of capital stock into which warrants issued under the Series E Preferred Stock Purchase Agreement are convertible consent in writing to such termination, then this Warrant shall automatically terminate immediately prior to the consummation of such Change in Control.
               (c) Sale of Assets, Dissolution. In the event of any sale of all or substantially all of the properties or assets of the Company, or the dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, immediately after such sale and prior to such dissolution, shall at its expense deliver or cause to be delivered the stock and other securities and property (including cash, where applicable) receivable by the holders of this Warrant after the effective date of such dissolution to a bank or trust company, as trustee for the holder or holders of this Warrant.
               (d) Conversion of Preferred Stock. In the event that this Warrant cannot be converted into shares of the Company’s Series E Preferred stock because all outstanding shares of the Company’s Series E Preferred Stock are converted into Common Stock pursuant to the Company’s Certificate of Incorporation, as amended from time to time, or otherwise, this Warrant shall thereafter entitle the holder to receive upon exercise hereof that number of shares of Common Stock (or other securities) into which the Shares would have been converted had they been issued at the time of such exercise, subject to the adjustments in this Section 7.
               (e) Continuation of Terms. Except as otherwise provided herein, upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Section 7, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the shares of stock and other securities and property receivable on the exercise of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any such stock or other securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Warrant (unless such party shall have properly excluded this Warrant as a liability being transferred).
               (f) Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the holder of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant.
     8. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.
     9. No Stockholder Rights. Prior to exercise of this Warrant, the holder shall not be entitled to any rights of a shareholder with respect to the Shares, including (without limitation)

the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of shareholder meetings, and such holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company.
     10. No Impairment. The Company will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company will not increase the par value of any shares of stock receivable on the exercise of this Warrant above the amount payable therefor on such exercise, and, except as otherwise provided for herein, will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of stock on the exercise of all Warrants from time to time outstanding. Notwithstanding the foregoing, this Section 10 shall not be construed to prevent the Company, with the requisite board and stockholder consent, from amending the terms of its Certificate of Incorporation, for reasons unrelated to impairment of the terms hereof.
     11. Notices of Record Date, Etc. In the event of
          11.1 any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or
          11.2 any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all the assets of the Company to or consolidation or merger of the Company with or into any other person, or any voluntary or involuntary dissolution, liquidation or winding-up of the Company, then and in each such event the Company will mail or cause to be mailed to any holder of this Warrant a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Series E Preferred Stock or Common Stock shall be entitled to exchange their shares of Series E Preferred Stock or Common Stock for securities or other property deliverable on such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up, and (iii) the amount and character of any stock or other securities, or rights or options with respect thereto, proposed to be issued or granted, the date of such proposed issue or grant and the persons or class of persons to whom such proposed issue or grant is to be offered or made. Such notice shall be mailed at least three days prior to the date specified in such notice on which any such action is to be taken.

     12. Amendments and Waivers. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holder hereof.
     13. Warrants Transferable. Subject to compliance with the terms and conditions of this Section 13, this Warrant and all rights hereunder are transferable, in whole, without charge to the holder hereof (except for transfer taxes), upon surrender of this Warrant properly endorsed or accompanied by written instructions of transfer. With respect to any offer, sale or other disposition of this Warrant or any Shares acquired pursuant to the exercise of this Warrant prior to registration of such Warrant or Shares, the holder hereof agrees to give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of such holder’s counsel, or other evidence, if requested by the Company, to the effect that such offer, sale or other disposition may be effected without registration or qualification (under the Securities Act as then in effect or any federal or state securities law then in effect) of this Warrant or the Shares and indicating whether or not under the Securities Act certificates for this Warrant or the Shares to be sold or otherwise disposed of require any restrictive legend as to applicable restrictions on transferability in order to ensure compliance with such law; provided, however, that a written opinion shall not be required for transfers to affiliates of the holder. Upon receiving such written notice and reasonably satisfactory opinion or other evidence, if so requested, the Company, as promptly as practicable, shall notify such holder that such holder may sell or otherwise dispose of this Warrant or such Shares, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 13 that the opinion of counsel for the holder or other evidence is not reasonably satisfactory to the Company, the Company shall so notify the holder promptly with details thereof after such determination has been made. Each certificate representing this Warrant or the Shares transferred in accordance with this Section 13 shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with such laws, unless in the aforesaid opinion of counsel for the holder, such legend is not required in order to ensure compliance with such laws. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.
     14. Reservation of Stock Issuable on Exercise of Warrant. The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of this Warrant, all securities or other property from time to time issuable on the exercise hereof.
     15. Exchange of Warrant. On surrender for exchange of this Warrant, properly endorsed, to the Company, the Company at its expense will issue and deliver to or on the order of the holder thereof a new warrant or warrants of like tenor, in the name of the holder, calling in the aggregate on the face or faces thereof for the number of Shares called for on the face or faces of the Warrant or Warrants so surrendered.
     16. Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of such Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new warrant of like tenor.
     17. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware, or of any other state.
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     IN WITNESS WHEREOF, Company has caused this Warrant to be issued as of the date first written above.

ZONARE MEDICAL SYSTEMS, INC. a Delaware corporation
By:
Donald Southard, Chief Executive Officer

[Signature Page to ZONARE Systems, Inc. Series E Warrant]